Exhibit 10(y)
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of November 20, 2014 (the “Effective Date”), between Invacare Corporation (the “Company”) and John M. Remmers (“Executive”).

WHEREAS, Executive is currently employed by the Company in the position of Executive Vice President and General Manager of North America and Global Product Development; and

WHEREAS, the Company desires to retain Executive in the position of Executive Vice President and General Manager, North America, and Executive desires to be so retained.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.    Definitions.
For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.
“Affiliate(s)” — means any Person which, directly or indirectly controls, is controlled by, or is under common control with, any referenced Person.
“Agreement” — means this Employment Agreement, including any Exhibits hereto, as amended from time to time.
“Board” — means the Board of Directors of the Company.
“Cause” — means the occurrence of any of the following events during the Employment Period:
(i) Executive shall have been convicted of a felony;
(ii) Executive commits an act or series of acts of dishonesty in the course of Executive’s employment which are materially inimical to the best interests of the Company, as determined by the Company;
(iii) any federal or state regulatory agency with jurisdiction over the Company has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring Executive from continuing his service as an officer of the Company;
(iv) after being notified in writing by the Company to cease any particular Competitive Activity, Executive shall intentionally continue to engage in such Competitive Activity while Executive remains in the employ of the Company; or
(v) Executive shall fail to devote his full business time to the business of the Company (excluding for these purposes any services performed for any charitable organizations, or organizations where he is participating as the Company’s representative), which failure continues after 30 days following the Company’s notice to Executive specifying such failure, during which time he will have the right to cure.
“Compensation Committee” — means the Compensation & Management Development Committee of the Board.
“Disability” — means any physical or mental impairment because of which: (a) Executive is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan maintained by the Company or Executive; (b)  Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or is continuous for a period of 180 days; or (c) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Executives of the Company.
“Company” — Invacare Corporation, an Ohio corporation, and its successors and assigns.
“Employment Period” — the period of time during which Executive is employed under this Agreement.
“Good Reason” - means the occurrence of any of the following events that remain uncured by the Company following 30 days advance written notice thereof by Executive (which written notice is provided by Executive within 30 days of the occurrence of the event); unless Executive grants his prior written consent: (a) Executive’s principal place of employment is relocated more than 75 miles from One Invacare Way, Elyria, Ohio; (b) any reduction of Executive’s salary (“Salary”) to a level below the annualized amount of the $425,000 (or, if less, 95% of the Executive’s then applicable Salary); or (c) if and to the extent that the Company has provided Executive with the opportunity to earn a cash bonus under a cash incentive compensation plan during the Employment Period, any reduction of Executive’s target opportunity for cash incentive compensation as an officer or employee of the Company to a level below 75% of his Salary; notwithstanding the foregoing, no reduction in Salary or reduction in opportunity for incentive compensation shall constitute “Good Reason” under this Agreement if other executive officers of the Company receive proportionate reductions in salary or opportunity for cash incentive compensation within the same calendar quarter as Executive.
“Person” — means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

2.    Employment Term and Duties.
2.1    Employment. The Company hereby continues to employ Executive, effective as of the Effective Date, and Executive accepts continued employment by the Company, effective as of the Effective Date, upon the terms and conditions set forth in this Agreement.
2.2    Term. The term of this Agreement shall begin on the Effective Date and continue until the earlier of (i) the date this Agreement is terminated in accordance with the provisions of Section 5 hereof or (ii) the third anniversary of the Effective Date.
2.3    Duties. Executive will (a) devote Executive’s business effort, time, energy and skill (vacations and reasonable absences due to illness excepted) as is necessary to fulfill the duties of his position and those assigned by the Interim President and Chief Executive Officer or by the non-interim Chief Executive Officer; (b) use his best efforts to promote the success of the Company’s business, and (c) cooperate fully with the reasonable requests of the Interim President and Chief Executive Officer or of the non-interim Chief Executive Officer in the advancement of the best interests of the Company and its Affiliates. During the Employment Period, Executive shall not be engaged in or provide services to any other business or Person (whether engaged for profit or not), which interferes with Executive’s obligations under this Agreement.
3.    Termination.
3.1    Events of Termination.
(a)    Death; Disability. In the event of Executive’s death or Disability, his employment with the Company shall be deemed terminated as of the end of the month in which such death occurs or such Disability is determined to have occurred.
(b)    By The Company for Cause. Executive’s employment with the Company may be terminated immediately at the option of and by written notice from the Company if the Board in good faith determines that Executive has acted (or has refrained from acting) in such a manner that a termination of employment for Cause exists.
(c)    By The Company without Cause. The Company also may terminate Executive’s employment at any time upon not less than thirty (30) days advance written notice without Cause. The Company may accelerate the effective date of such termination if, in lieu of such notice, and in addition to the payments required by Section 3.2(b) below, the Company continues to pay Salary to Executive for a number of days equal to the number of days by which the Company accelerated the effective date of Executive’s termination.
(d)    By Executive without Good Reason. Executive may terminate his employment with the Company at any time without Good Reason upon not less than thirty (30) days advance written notice to the Company; provided, however, that after the receipt of such notice, the Company may, in its discretion, accelerate the effective date of such termination at any time by written notice to Executive.
(e)    By Executive with Good Reason. Executive may terminate his employment with the Company with Good Reason upon not less than thirty (30) days advance written notice to the

Company, which notice shall specify, in reasonable detail, Executive’s basis for alleging Good Reason; provided, however, that after the receipt of such notice, the Company may, in its discretion accelerate the effective date of such termination at any time by written notice to Executive so long as the Company continues to pay Salary to Executive for a number of days equal to the number of days by which the Company accelerated the effective date of Executive’s termination.
3.2    Termination Pay. Effective upon the termination of the Employment Period, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary) only such compensation as is provided in this Section 3.2, or as otherwise provided under any Company plans or programs. Except as otherwise provided herein with respect to unused vacation, Executive will not receive, as part of his termination pay pursuant to this Section 3.2, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement. For purposes of this Section 3.2, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. The Company shall not be required to perform its obligations under this Section 3.2 unless and until such time as the Company has received a release agreement duly executed and not revoked by Executive (or Executive’s beneficiary or representative) in substantially the form attached hereto, but only if such release agreement is executed, delivered to the Company, and not revoked by Executive on or prior to the date which is thirty (30) calendar days following Executive’s date of separation from employment (and if not, then the Company shall be relieved of any obligation under this Section 3.2), provided, that such release agreement shall not release the Company from its applicable payment obligations under this Section 3.2.
(a)    Termination by Death or Disability. If the Employment Period is terminated because of Executive’s death or as a result of Executive’s Disability under Section 3.1(a), the Company will, in accordance with normal payroll practice, pay to Executive or to Executive’s designated beneficiary, Executive’s (i) accrued but unused vacation earned in the fiscal year in which such death or Disability occurs (it being acknowledged that for purposes of determining such amount one-twelfth (1/12) of Executive’s paid vacation allowance shall accrue at the end of each month of such fiscal year) and (ii) Salary through the end of the month in which such death or Disability occurs. In addition to the foregoing, if Executive’s employment is terminated because of Executive’s death or Disability under Section 3.1(a), the Company will pay to Executive or to Executive’s designated beneficiary, on a pro rata basis to the date of death or Disability, such bonus, if any, to which Executive would have been entitled if his employment had not terminated prior to the end of such fiscal year, all in accordance with the Company’s normal practices and following the Company’s determination of such pro rata bonus amount, if and only to the extent provided under the terms and conditions of any bonus plan and only if and when paid to other executives of the Company participating in such bonus plan.
(b)    Termination by The Company Without Cause. If the Company terminates Executive’s employment without Cause, the Company will continue to pay to Executive his Salary, in accordance with normal payroll practice, for (i) an initial period of nine (9) months following the effective date of the termination of his employment and (ii) if Executive has not commenced other employment, for an additional period of up to six (6) months following such initial period, to be determined on a month-to-month basis based upon whether Executive has commenced other employment. In connection with the foregoing, Executive agrees to promptly notify the Company of Executive’s commencement of other employment.
(c)    Termination by Executive Without Good Reason or For Any Reason. If Executive terminates his employment for any reason other than Good Reason, the Company shall continue to pay to Executive his Salary, in accordance with normal payroll practice, for the shorter of: (i) thirty (30) days, or (ii) the notice period provided by Executive with respect to his termination.
(e)    Termination by Executive with Good Reason. If Executive terminates his employment with Good Reason, the Company will continue to pay to Executive his Salary, in accordance with normal payroll practice, for (i) an initial period of nine (9) months following the effective date of the termination of his employment and (ii) if Executive has not commenced other employment, for an additional period of up to six (6) months following such initial period, to be determined on a month-to-month basis based upon whether Executive has commenced other employment. In connection with the foregoing, Executive agrees to promptly notify the Company of Executive’s commencement of other employment.
4.    Restrictive Covenants. Executive expressly re-affirms and re-acknowledges his agreement to all of his covenants and obligations contained in the Technical Information and Non-Competition Agreement between the Company and Executive dated February 24. 2011 (the “Technical Information and Non-Competition Agreement”), and further acknowledges and agrees that said covenants and obligations of the Technical Information and Non-Competition Agreement survive Executive’s execution of this Agreement.
5.    General Provisions.
5.1    Representations and Warranties by the Parties. Each of the Company and Executive represents and warrants to the other party that the execution and delivery by the Company or Executive, as applicable, of this Agreement do not, and the performance by the Company or Executive, as applicable, of such party’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Company or Executive, as applicable; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Company or Executive, as applicable, is a party or by which the Company or Executive, as applicable, is or may be bound. If requested by the Company, Executive must submit to a reasonable number of mental or physical examinations by a licensed physician reasonable acceptable to the parties to enable a determination of Executive’s “Disability” for purposes of this Agreement. Executive hereby authorizes the disclosure and release to the Company of the results of any such mental or physical examinations and all supporting records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure.
5.2    Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Executive’s performance of Executive’s obligations hereunder.

5.3    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
5.4    Binding Effect; Delegation of Executive’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which the Company may assign this Agreement or any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated or assigned.
5.5    Notices. All notices required to be given or delivered pursuant to this Agreement shall be in writing, and shall be given or delivered as follows:
If to the Company:    Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Chief Executive Officer

If to Executive:    John M. Remmers
349 Aurora Road
Hudson, OH 44236

or in any case, to such other address for a party as to which notice shall have been given to each other parties hereto in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified U.S. Mail, first-class postage prepaid, or (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when delivered to such address.

5.6    Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise specified herein, supersedes all other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall not amend, modify supersede or otherwise affect the Change of Control Agreement made as of May 13, 2013 between the Company and Executive, which agreement shall remain in full force and effect. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

5.7    Governing Law; Venue and Jurisdiction. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to the exclusive venue and personal jurisdiction over them in any state or federal court with jurisdiction over Lorain County, Ohio or Cuyahoga County, Ohio for the purpose of construction and enforcement of this Agreement.
5.8    Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
5.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
5.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
5.11    Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.
5.12    Maintenance of Exemption From Code Section 409A. It is the intention and purpose of the Company and Executive that this Agreement shall be deemed to be at all relevant times exempt from, or in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and all other applicable laws. This Agreement shall be so interpreted and is intended to be so administered. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to Executive pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of Executive, or any successor-in-interest. The words “termination of employment,” “end of the Employment Period,” “separation from service” or similar or related terms shall mean the “separation from service” of the Executive from the Company and all affiliates for purposes of Section 409A of the Code (provided that death and Disability, rather than separation from service, shall be treated as the distribution events under Section 3.1(a) and 3.2(a) for purposes of Section 409A of the Code). Notwithstanding any provision in this Agreement to the contrary, if Executive is deemed to be a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of Executive’s separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first payroll date to occur after (i) the expiration of the six (6) month period from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), will be paid or reimbursed to Executive in a lump sum, with interest at the mid-term applicable federal rate, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Each payment hereunder (including without limitation each monthly payment or payment made on a payroll period basis, even if it might otherwise be part of a series of installment payments) shall constitute a separate payment hereunder for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

INVACARE CORPORATION

By: /s/ Patricia A. Stumpp
Name: Patricia A. Stumpp
Title: Senior Vice President—Human Resources

(“The Company”)

/s/ John M. Remmers
JOHN M. REMMERS
(“Executive”)

GENERAL RELEASE OF CLAIMS

John M. Remmers ("Executive") and Invacare Corporation (the “Company"), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:
1.Executive’s Release. For consideration in the form of the payments and benefits described in the Employment Agreement between Executive and the Company dated [ ] (the “Employment Agreement”), Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the date this Release of Claims (“Release”) becomes effective pursuant to Section 7 hereof (the “Effective Date”), or which may arise as a result of his separation from employment, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his separation from employment under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company, and except for any rights Executive has under any applicable policies of Directors and Officers liability insurance, and except for any rights Executive has under any Indemnity Agreement.

2.Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Release.
3.Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release and the related Employment Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Release and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.
Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Release, Executive may elect to execute this Release prior to the end of such 21-day period. If Executive elects to execute this Release prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to end of such 21-day consideration period. The parties agree changes, whether material or immaterial, to this Release shall not restart the running of the twenty-one (21) day time period.
4.Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Patricia A. Stumpp, Senior Vice President--Human Resources, Invacare Corporation, One Invacare Way, Elyria, OH 44035, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Release.

5.Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, executives and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Employment Agreement.
6.Governing Law. This Release shall be governed under the laws of the State of Ohio.
7.Effective Date. This General Release of Claims shall become effective only upon (a) execution of this General Release of Claims by Executive after the expiration of the twenty-one (21) day consideration period described in §3 of this General Release of Claims, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this General Release of Claims after execution by Executive described in §4 of this General Release of Claims without this General Release of Claims being revoked, but only if such execution and expiration of the revocation period both occur on or prior to a date which is thirty (30) calendar days following Executive’s date of separation from employment.
CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS GENERAL RELEASE OF CLAIMS.

DATE OF EXECUTION BY EXECUTIVE:        AGREED TO AND ACCEPTED BY:

________________________________        ________________________________
John M. Remmers

EXECUTION WITNESSED BY:
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DATE OF EXECUTION BY COMPANY:        AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

________________________________        ________________________________
BY:
TITLE:

EXECUTION WITNESSED BY:
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